Exhibit 10.1

MEDUSA STYLE CORPORATION
580 Hornby Street, Suite 210
Vancouver, British Columbia
Canada V6C 3B6

February 1, 2007

VIA EMAIL

Paul Fishkin
And To: Tolga Katas
And To: Christine Marie
And To: En2Go Inc.
4128 Colfax
Avenue Studio City, CA
91604 USA

Dear Ladies and Gentlemen:

     Medusa Style Corporation, a corporation formed under the laws of the State of Nevada (“MSC”) is pleased to present to you this Letter of Intent (this “LOI”) to enter into a strategic transaction with you and En2Go Inc., a Nevada corporation (“En2”). This LOI is to set forth certain understandings and agreements between the parties with respect to the potential transactions set forth on Exhibit A attached hereto and on the terms and subject to the conditions set forth below and in Exhibit A.

     Prior to the completion of any transaction between MSC and En2, each of Paul Fishkin, Tolga Katas and Christine Marie (collectively referred to as the “Principles”) will sell, transfer and assign to En2 their respective interests in the intellectual property for the creation of products and services that merge/integrate entertainment with technology including and without limitation, all source code for software currently used and licensed including that used for web properties and graphical user interface, all internet marketing solutions/public relations know how, all original content music, podcasts, video podcasts, online videos, and TV productions, all software source code for desktop streaming software, desktop media player, kandictionary, eMaculate image search software, and any and all contracts and commitments for development of other entertainment related products and services.

The terms set forth in paragraphs 1 through 6 below and the terms set forth on Exhibit A attached hereto will constitute the legally binding and enforceable agreement of MSC, you and En2, in recognition of the significant costs to be borne by MSC, you and En2 in pursuing the transactions and further in consideration of their mutual undertakings as to the matters described herein.

     1. Negotiation of Definitive Agreements. MSC, you and EN2 agree to act in good faith to negotiate agreements containing the terms of Exhibit A (together with any other terms negotiated by the parties). If such definitive agreements are not negotiated and executed on or before March 31, 2007 (or such other date agreed to by the parties), either MSC or EN2 may elect to discontinue the negotiations for the transactions and terminate this LOI. Following any such termination, no party will have any further liability or obligation hereunder except pursuant to paragraph 2(b) of this LOI and except that the foregoing shall not relieve or limit any party’s obligation or liability to a non-breaching party due to such party’s breach of any provision of this LOI.

     2.    Due Diligence Investigation and Confidentiality.

     (a) Each party will afford the other party and its respective agents with access to, and sufficient information concerning, all aspects of the party and its business, including, without limitation, its assets, liabilities, finances, contracts, technology and ownership of proprietary rights and operations. Each party will conduct such inspection, investigation and review in a reasonable manner during regular business hours, and agrees to initiate its due diligence immediately.

     (b) The parties (each, a “Recipient”) agree to use all information concerning the other parties (each, a “Discloser”) and their respective subsidiaries and affiliates furnished by or on behalf of the Discloser hereunder (collectively, the “Confidential Information”) solely for the purpose of evaluating the transactions contemplated hereby. The Confidential Information will be kept confidential by the Recipient and its agents unless such Confidential Information (i) is required to be disclosed by law, (ii) is disclosed pursuant to the Discloser’s prior written consent, or (iii) otherwise becomes non-confidential as described in subparagraph 2(c) below. If the transactions are not consummated, the Recipient will return all Confidential Information as may be requested by the Discloser. The provisions of this paragraph 2(b) shall survive termination of this LOI.

     (c) The term Confidential Information shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (ii) is known by the Recipient at the time of receiving such information as evidenced by its records created prior to the date of this LOI; (iii) is hereafter furnished to the Recipient by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the Recipient without any breach of this LOI as evidenced by its records created prior to the date of this LOI; or (iv) is the subject of a written permission to disclose provided by the Discloser.

     3. Publicity. Before the consummation of the transactions, except as required by law and based on the advice of legal counsel, no party shall disclose to any third party, other than agents of MSC or EN2 on a need-to-know basis who agree to be bound by the terms of this provision, information regarding the matters contemplated by this LOI. The parties agree to consult with each other and to agree to the language of any press release announcing any transaction between them.

     4. Costs. Each of MSC, the Principles and En2, will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, finders, brokers or investment bankers and any other advisors, incurred at any time in connection with this LOI and the transactions contemplated hereby; provided, however, that the foregoing will not limit the rights and remedies available to any party in the event of a breach by another party of this LOI.

     5. Governing Law. The binding provisions of this LOI will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles

     6. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this LOI may be brought against any of the parties in the state and federal courts located in Reno, Nevada and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.   Counterparts. This LOI may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

Please sign and date the enclosed copy of this LOI to confirm the mutual understandings and agreements as set forth in this LOI and return to the undersigned.

Very truly yours,

MEDUSA STYLE CORPORATION

BRUCE SCHMIDT

Bruce Schmidt, President & CEO

_________________________________________________________________________________________________________________________

Acknowledged and agreed to on this 5th day of February 2007.

PAUL FISHKIN
Paul Fishkin

TOLGA KATAS
Tolga Katas

CHRISTINE MARIE
Christine Marie

EN2GO INC.

Per:

PAUL FISHKIN
Authorized Signatory

EXHIBIT A

CONFIDENTIAL

_____________________________________________
TRANSFER OF INTELLECTUAL
PROPERTY FROM
PAUL FISHKIN, TOLGA KATAS, AND CHRISTINE MARIE
TO EN2GO INC., A NEVADA CORPORATION
_______________________________________________

1. Parties:	Paul Fishkin, Tolga Katas, Christine Marie (collectively referred to as the “Principles”) and EN2GO INC. (“En2Go” or the “Company”)

2. Post Incorporation:	Post incorporation reorganization of En2Go including appointment of directors, officers and issue capital stock

3. The Transaction:	The Principles will enter into an agreement with En2Go to sell, transfer and assign all the interest including all intellectual property rights whatsoever that they currently own to En2Go.

4. The Consideration:	En2Go will issue shares to the Principles in consideration for the purchase and sale of the intellectual property.

5. Signing and Closing:	The parties’ objective is to sign and close the agreement to transfer the intellectual property on or before March 31, 2007 so that En2Go can then complete its deal with MSC as contemplated below.

______________________________________
PLAN OF MERGER BETWEEN
EN2GO INC. AND
A SUBSIDIARY CORPORATION OF
MEDUSA STYLE CORPORATION
______________________________________

1	.	Parties:	* Medusa Style Corporation, a Nevada corporation (“Purchaser” or
“MSC”);
* Subsidiary of the Purchaser, a Nevada corporation (“MSC Subsidiary”)
* En2Go Inc., a Nevada corporation (the “Company”).

2	.	The Transaction:	Pursuant to an Agreement and Plan of Merger and Reorganization (the
“Definitive Agreement”), MSC Subsidiary would acquire 100% of the outstanding equity securities of the Company by means of a merger of the
Company with and into MSC Subsidiary with the Company surviving the merger (the “Transaction”).

3	.	Signing and Closing:	The parties’ objective is to sign and close the Definitive Agreement on or about March 31, 2007, (the “Closing”) subject to receipt of any necessary regulatory approvals or consents (including shareholder consents), and taking into account applicable securities law considerations. Such Closing may be at an earlier or later date as agreed to by all parties in writing.

4	.	Consideration:	The consideration to be provided by Purchaser for all issued and outstanding shares of capital stock of the Company, including any issued and outstanding options, warrants and/or restricted stock grants, would be approximately
37,500,000 shares of Purchaser’s Common Stock (collectively, the
“Consideration Shares”), which would represent approximately 75% of the fully diluted capital stock of Purchaser as of the Closing after giving effect to the Transaction and the conditions thereto set forth herein (the “Ownership
Percentage”). A pro forma capitalization table of Purchaser after giving effect to the Transactions and the conditions precedent set forth herein is set forth on
Schedule I.

10,750,000 shares of the Consideration Shares to be paid in exchange for the issued and outstanding shares of Common Stock of the Company would be transferred and delivered on Closing from Janis Douville, a current shareholder to the shareholders of the Company, such shares to be transferred on a pro-rata basis of the shares held in the Company.

26,750,000 shares of the Consideration Shares will be newly issued shares.

5	.	Representations and	In the Definitive Agreement, each of Purchaser and the Company would make
		Warranties:	certain representations and warranties relating to their respective businesses.

6	.	Pre-Closing	The Definitive Agreement would include limited covenants with respect to
		Covenants:	operation of the Company’s business prior to the Closing that do not unduly infringe upon the Company’s ability to operate in the ordinary course of business during such period.

7	.	Closing Conditions:	Following the execution of the Definitive Agreement, the Closing of the
Transaction would be subject only to the following:

· Purchaser shall have completed a private placement of not less than
2,250,000 common shares at a price of not less than $1.00 per share;

· 100% of the shareholders of the Company approving and
participating in the Transactions contemplated herein;

· The receipt of any necessary regulatory approvals and compliance with statutory filing requirements with respect to the Transaction;

· MSC shall have completed its due diligence, to its sole satisfaction, as to the business and market viability of the intellectual property and assets of the Company;

· The application of an exemption from registration and prospectus to transfer the Consideration Shares to the Company shareholders as contemplated herein;

· No material breach of any representation, warranty or covenant by the Company shall have occurred and a compliance certificate signed by the C.E.O. and C.F.O. shall have been delivered certifying the continued accuracy of the representations and warranties of the
Company in all material respects and the satisfactory performance of any applicable covenants;

			·	No material breach of any representation, warranty or covenant by the Purchaser shall have occurred and a compliance certificate signed by the C.E.O. and C.F.O. shall have been delivered certifying the continued accuracy of the representations and warranties of the
Purchaser in all material respects and the satisfactory performance of any applicable covenants;

			·	The affirmative vote of the shareholders of the Company as required by applicable corporate law and the absence of injunctions of governmental authorities prohibiting the consummation of the
Transaction;

			·	Company shall have provided to Purchaser prior to or on closing such financial statements as are required by Item 310 of Regulation
SB of the United States Securities and Exchange Commission in
order to permit Purchaser to make the United States Securities and
Exchange Commission (“SEC”) filings required in respect of the purchase and sale of the shares of Company;

			·	Company shall have provided to the Purchaser sufficient information to permit the Company and the Purchaser to complete a draft Form
8K filing document on or before closing, such document to be satisfactory to the Purchaser;

			·	Company providing to the Purchaser all information necessary to prepare and file a Schedule 14f1 with the SEC;

			·	On or before Closing, a new Board of Directors for the Purchaser shall be appointed and the current Director, Bruce Schmidt will remain in the board for at least one year;

			·	Other customary and ordinary closing conditions that the parties may agree to.

8	.	Post-Closing Items:	The following items will be implemented post-closing:

			·	Purchaser shall enter into an investor relations contract with Connect
Capital Ltd. for a period of not less than one year and with a investor relations budget of not less than $250,000;

			·	The Purchaser shall seek shareholder approval to change its name;

			·	The Purchaser shall file a Form 8K with the SEC.

9	.	Transaction Expenses:	The Definitive Agreement would provide that all legal fees and other expenses incurred on behalf Purchaser in connection with the Transaction would be borne by Purchaser, and that all legal fees and other expenses incurred on behalf of the Company or shareholders of the Company in connection with the Transaction would be borne by the Company.

SCHEDULE I

Pro-Forma Capitalization (Post Transaction)

	Shares	Ownership
		Percentage

Current Shareholders of the Purchaser	10,250,000	20.5%
Private Placement	2,250,000	4.5%
Consideration Shares transferred to and issued to the Company	37,500,000	75.0%
Shareholders
Total Number of Shares at Closing	50,000,000	100.0%